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                                                                      Exhibit 12
                            McDONALD'S CORPORATION
                     STATEMENT RE:  COMPUTATION OF RATIOS
                              Dollars In Millions

                                                          Nine months
                                                      Ended September 30,                 Years ended December 31,
                                                        2000      1999        1999      1998           1997      1996      1995
                                                      ------------------    -------------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes            $2,224.8  $2,173.8    $2,884.1  $2,307.4/(1)/  $2,407.3  $2,251.0  $2,169.1
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                         4.8      19.9        21.9      23.7           28.3      39.6      19.6
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                     72.1      42.2        72.8      99.9           69.0      73.2      73.3
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                 149.0     131.4       178.5     161.3          145.9     130.9     103.8
- Interest expense, amortization of debt
    discount and issuance costs, and
    Depreciation of capitalized interest*                347.0     327.0       440.1     461.9          424.8     392.2     388.8
                                                      ------------------    -----------------------------------------------------
                                                      $2,797.7  $2,694.3    $3,597.4  $3,054.2       $3,075.3  $2,886.9  $2,754.6
                                                      ==================    =====================================================

FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                              $  149.0  $  131.4    $  178.5  $  161.3       $  145.9  $  130.9  $  103.8
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                               339.5     320.5       431.3     453.4          426.1     410.4     403.4
- Capitalized interest*                                   11.5      10.5        14.7      18.3           23.7      23.5      22.8
                                                      ------------------    -----------------------------------------------------
                                                      $  500.0  $  462.4    $  624.5  $  633.0       $  595.7  $  564.8  $  530.0
                                                      ==================    =====================================================

RATIO OF EARNINGS TO FIXED CHARGES                        5.60      5.83        5.76      4.82/(2)/      5.16      5.11      5.20
                                                      ==================    =====================================================

* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes $160.0 million pre-tax special charge and $161.6 million of Made For You costs for a pre-tax total of $321.6 million.
(2) Excluding the special charge and Made For You costs, the ratio of earnings to fixed charges for the year ended December 31, 1998 was 5.33.